Exhibit 99.1

[Company Letterhead}

Erik Riegler

Dear Erik,

I’m pleased to confirm that you have been promoted to the position of Vice-President of the company. Congratulations on this well-deserved promotion. Your new title is Vice President, General Counsel, and you will report directly to Bill Lonergan and you will be working as part of the Finance and Administration Team. A letter outlining your incentive compensation for 2004 is attached.

You have also been awarded a stock option grant of 100,000 options, which has been approved by the Board. The exercise price of your grant is $2.36, the closing price on April 28, 2004. The stock administrator will contact you to obtain your signature on your stock option agreement. Your stock option grant will vest over 4 years of active employment with a vesting commencement date of April 28, 2004. You will vest monthly in increments equal to 1/48 of the grant award.

Leadership and responsibility

You are now part of the leadership team at LookSmart, and I want to emphasize a few points about what it means to be a leader at this company. In your work with LookSmart, you’ve embodied many of these characteristics, and that’s a big part of the reason why you are being promoted.

First and foremost, leadership at LookSmart is about personal commitment. This company has been through some tough times, but it continues to fight, and it is starting to show that it can rebuild itself. We can only do this because of the tenacity of our people, and I expect our leaders to be the most tenacious of all. Your team, your peers, and the rest of the company need to know that you will “lay it on the line”, and do whatever it takes to help the company succeed.

Second, leadership at LookSmart is about the highest possible standards of behavior. Whether that’s reflected in our corporate ethics guidelines, or in the way we treat each other, or the way we treat customers, I expect the leaders of this company to set and live by high standards – and in doing that, to show the rest of the company what it means to be an ethical leader.

Third, leadership at LookSmart means passionate and unrelenting customer focus. We need to do a better job than ever before of satisfying our customers’ needs. That means that our listings customers should have a real voice in how we build and maintain products. It means that we respond actively & professionally to every customer call. It means that we build consumer products that really serve the needs of those who use them, rather than take them for granted. And it means that at every step of the way, our leaders ask questions about whether we’ve included the customer in our development plans. I need you to be passionate about that, and make sure that flows through every level of the company.

Finally, leadership at LookSmart means that we can rely on you to be clear, calm and consistent in the way you make, communicate & implement decisions. Only when staff know that we’re going to be resolute in tough times, plain & simple in our ability to explain what we need and why we need it, and utterly consistent in the way we make decisions, will we build the trust that we need for a great company culture.

Conclusion

I know the last 9 months have been a difficult time at LookSmart, and I want to personally thank you for the loyalty and strength that you’ve demonstrated.

We’ve now got a very clear operating plan, that should return us to profitability by the end of this year. We know that our customers want us to deliver high-performance listings at a more affordable price, and everything we do this year is about making that promise come true.

We’ve also got a strong sense of what we need to do better in 2005 to ensure that we have sustainable revenue & profitability growth.

I’m pleased that you are part of the leadership team that will help make these things happen, and I’m looking forward to working alongside you.

Sincerely,

/s/ Damian Smith
Damian Smith
CEO

2004 VP Incentive Plan Individual Letter

Participant’s Vice President Incentive Plan Terms

for Measurement Period beginning January 1, 2004

Name:	Erik Riegler	Title:	VP, General Counsel, Corp. Secretary

Department:	F & A

MBO’s for Measurement Period		Bonus Target:	$26,250 (Full Year)

Effective 1/1/04

MBO	Weight
Company Achievement	100%

Personal Achievement	3 or Higher

The Plan and any attachments hereto which are expressly incorporated into this Plan, comprises the sole and entire agreement between the parties as to the terms and conditions of an executive incentive from LookSmart, Ltd. It supersedes any and all agreements, either oral or written, between the parties. Both LookSmart, Ltd. and the executive acknowledge that no inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied in this Plan.

I acknowledge that I have received and read a copy of LookSmart, Ltd’s 2004 Vice President Incentive Plan, effective January 1, 2004 through December 31, 2004.

Signature:		/s/ Erik Riegler
Date:	7/1/04